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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-25140) pertaining to the PNC Bank Corp. Incentive Savings Plan and in the related Prospectus of our report dated June 18, 1996 with respect to the financial statements and schedules of the PNC Bank Corp. Incentive Savings Plan and in the Registration Statement (Form S-8 No. 33-64557) pertaining to the Midlantic Savings and Investment Plan and in the related Prospectus of our report dated June 14, 1996 with respect to the financial statement and schedules of the Midlantic Savings and Investment Plan, all of which are included in this Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 1995.

                                                  /s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
June 27, 1996


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